Exhibit 10.14

CURTISS-WRIGHT ELECTRO-MECHANICAL
CORPORATION SAVINGS PLAN
As Amended and Restated effective January 1, 2010

FIRST INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Electro-Mechanical Corporation Savings Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety, effective as of January 1, 2010.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:

	a.	To allow participants to elect a rollover of eligible distributions from their Plan accounts into their Roth Contribution Account; and

	b.	To allow participants to elect a rollover of an outstanding loan if their employment is terminated as a result of the sale of a business unit and they continue employment with the buyer.

3.	Article XII.1 of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time.

4.

Article XIV.2 authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company if they are necessary for Plan administration and do not materially increase costs or if they implement special rules for sales.

Amendment to the Plan:

1.	Article IV.4 is amended, effective December 1, 2010, by adding a paragraph to read as follows:

Effective December 1, 2010, a Participant who is then an Employee may elect to roll over a distribution from one or more of his Accounts to his Roth Contribution Account (an “in-plan Roth rollover”) that (1) is otherwise eligible for distribution from the Plan; (2) qualifies as an eligible rollover distribution pursuant to Section 402(c)(4) of the Code; and (3) is not a distribution from the Participant’s Roth Contribution Account. Any such in-plan Roth rollover shall be made in accordance with, and treated as a taxable distribution to the extent required by, Section 402A(c)(4) of the Code and any regulations and other guidance issued under that provision.

2.	Article IX.1.g.(2) is amended in its entirety, effective January 1, 2011, to read as follows:

(2)

A Participant who (i) becomes a Retired Participant or a Totally Disabled Participant, or (ii) transfers employment from an Employer to an Affiliated Employer or an Excluded Unit may elect to continue to make repayments by check or money order following his date of retirement or disability or while employed by such entity (as applicable).

Except as otherwise required by law or as provided in the following paragraph, if a Terminated Participant has an outstanding loan balance at the time his employment terminates, the remaining balance shall become immediately due and payable as of the date specified in the loan procedures applicable to the Plan, which shall be described in the applicable Plan administration manual or set forth in a separate document adopted by the Plan Administrator. If the Terminated Participant (or his Surviving Spouse, in the case of a termination that results from the Participant’s death) does not repay the full loan balance at this time in a manner acceptable to the Trustee, the Terminated Participant’s Accounts shall be offset by the unpaid loan balance. The loan shall be considered fully repaid as of the date of this reduction.

Notwithstanding the foregoing, if a Participant with an outstanding loan balance terminates employment with the Employer and all Affiliated Entities as a result of the Employer’s sale to an unrelated entity of assets used in a trade or business or its interest in a subsidiary and the Participant continues employment with the buyer following such sale, the Participant may elect, within 60 days of such termination, to roll over the outstanding loan note to an eligible retirement plan (as defined in Article VII.12) maintained by the buyer that accepts such rollovers. This paragraph shall apply to sales occurring on or after July 29, 2011.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ______ day of __________________, 2011.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

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